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                                                                    EXHIBIT 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-25575 on Form S-3, relating to the registration of an indeterminate amount of shares of preferred stock and common stock of Summit Properties Inc. (the "Company") with an aggregate public offering price of up to $250,000,000 and debt securities of Summit Properties Partnership, L.P. (the "Partnership") with an aggregate public offering price of up to $250,000,000, of (i) our report dated January 24, 1997 appearing in the Company's Annual Report on Form 10-K/A-1 for the year ended December 31, 1996,
(ii) our report dated March 24, 1997 appearing in the Annual Report on Form 11-K of the Company's 1996 Non-Qualified Employee Stock Purchase Plan for the year ended December 31, 1996, and (iii) our report dated March 24, 1997 accompanying the Partnership's financial statements and our report dated March 31, 1997 accompanying the Historical Summary of Revenues and Direct Operating Expenses of Summit Mayfaire Apartments for the year ended December 31, 1996, appearing in the Partnership's General Form for Registration of Securities Pursuant to
Section 12(b) or 12(g) of the Securities Exchange Act of 1934 on Form 10/A-1.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.



/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Charlotte, North Carolina

June 10, 1997